EXHIBIT L


                             HOENIG GROUP INC.
                    1996 LONG-TERM STOCK INCENTIVE PLAN
                             GRANT CERTIFICATE

This Grant Certificate evidences the grant of an option pursuant to the provisions of the 1996 Long-Term Stock Incentive Plan (the "Plan") of Hoenig Group Inc. (the "Company") to the individual whose name appears below (the "Grantee"), covering the specific number of shares of Common Stock of the Company ("Shares") set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions:

1.       Name of Grantee:

                  Fredric P. Sapirstein

2.       Number of Shares which are subject to this option:

                  45,000

3.       Exercise price of Shares subject to this option:

                  $6.50

4.       Date of grant of this option:

                  January 20, 1999

5.       Vesting:

                  15,000 Shares on January 20, 2000
                  15,000 Shares on January 20, 2001
                  15,000 Shares on January 20, 2002

6.       Termination date of this option:

                  January 19, 2009, or, if earlier, 90 days following termination of employment (one year if termination is on account of death or disability, or immediately if the Committee (as defined in the Plan) determines that termination is for cause).

7.       Type of Option:

                  Incentive stock option to the maximum extent permitted by the Internal Revenue Code of 1986, as amended, with the remainder to be treated as a non-qualified stock option.

The Grantee hereby acknowledges receipt of a copy of the Plan and the Plan Prospectus as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this option is subject to such terms and provisions in all respects.

At any time when the Grantee wishes to exercise this option, in whole or in part, the Grantee shall submit to the Company a written notice of exercise, specifying the exercise date and the number of shares to be exercised, and shall remit to the Company the exercise price and all applicable withholding and other taxes.


HOENIG GROUP INC.                                AGREED TO AND ACCEPTED BY:


By: /s/ Alan B. Herzog                           /s/ Fredric P. Sapirstein
    --------------------                         --------------------------
Name:  Alan B. Herzog                                Fredric P. Sapirstein
Title: Chief Operating Officer